Filed Pursuant to Rule 433
Dated April 16, 2008 as amended on May 1, 2008
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	April 16, 2008
Settlement Date (Original Issue Date):	April 21, 2008
Maturity Date:	January 14, 2038
Principal Amount:	US $ 2,000,000,000
Price to Public (Issue Price):	92.424% (plus accrued interest from and including January 14, 2008 to but excluding April 21, 2008)
Agents Commission:	0.500%
All-in Price:	91.924%
Accrued Interest:	US $ 31,659,722.22
Net Proceeds to Issuer:	US $ 1,870,139,722.22
Treasury Benchmark:	5.000% due May 15, 2037
Reoffer Yield:	6.450%
Interest Rate Per Annum:	5.875%
Interest Payment Dates:	Semi-annually on the 14th of each July and January, commencing July 14, 2008 and ending on the Maturity Date

Page 2
Filed Pursuant to Rule 433
Dated April 16, 2008 as amended on May 1, 2008
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G3P7
ISIN:	US36962G3P70
Common Code:	033997728

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 92.424% of the aggregate principal amount less an underwriting discount equal to 0.50% of the principal amount of the Notes.

Institution Lead Managers:	Commitment

Banc of America Securities LLC	$ 450,000,000
Goldman, Sachs & Co.	$ 450,000,000
Lehman Brothers Inc.	$ 450,000,000
Morgan Stanley & Co. Incorporated	$ 450,000,000

Co-Managers:
Castle Oak Securities, L.P.	$ 45,000,000
Blaylock Robert Van, LLC	$ 45,000,000
Samuel A. Ramirez & Co., Inc.	$ 45,000,000
Utendahl Capital Group, LLC	$ 40,000,000
The Williams Capital Group, L.P.	$ 25,000,000

Total	$ 2,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 433
Dated April 16, 2008 as amended on May 1, 2008
Registration Statement: No. 333-132807

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US $ 4,000,000,000 principal amount of Fixed Rate Notes due January 14, 2038 as described in the Issuers pricing supplement number 4708 dated January 8, 2008.

General

At December 31, 2007, the Company had outstanding indebtedness totaling $496.00 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2007, excluding subordinated notes payable after one year, was equal to $484.93 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,
2003	2004	2005	2006	2007
1.73	1.83	1.67	1.63	1.56

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Lehman Brothers Inc. toll-free at 1-888-603-5847, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, or Investor Communications of the issuer at 1-203-357-3950.